Exhibit 10.40

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is made and entered into effective as of February 29, 2016 (the “Effective Date”), by and between KW TRICENTER, LLC, a Delaware limited liability company (“Landlord”), and CHEROKEE, INC., a Delaware corporation (“Tenant”).

R E C I T A L S  :

A.Tri-Center Plaza, LP, a California limited partnership (“Tri-Center Landlord”) and Tenant entered into that certain Office Lease dated as of September 30, 2011 (the “Original Lease”), as amended by that certain (i) First Amendment to Lease dated as of December 5, 2013 (the “First Amendment”), by and between Landlord (successor-in-interest to Tri-Center Landlord) and Tenant, and (ii) renewal exercise letter dated as of January 15, 2016 (the “Renewal Letter”) sent by Tenant. The Original Lease, the First Amendment and the Renewal Letter are collectively referred to herein as the “Lease”.

B.Pursuant to the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, those certain premises consisting of approximately 11,399 rentable square feet, consisting of the following: (i) approximately 10,104 rentable square feet, commonly known as Suite 600 (the “Suite 600 Premises”) located on the sixth (6th) floor of that certain building addressed as 5990 Sepulveda Boulevard, Van Nuys, California 91411 (the “Building”), and (ii) approximately 1,295 rentable square feet, commonly known as Suite 210 (the “Suite 210 Premises”; together with the Suite 600 Premises, are hereinafter collectively referred to as, the “Premises”) located on the second (2nd) floor of the Building.

C.Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this Second Amendment shall have the same meaning given such terms in the Lease.

D.Landlord and Tenant now desire to amend the Lease to (i) modify the Expiration Date (as defined in the First Amendment), and (ii) modify various terms and provisions of the Lease, all as hereinafter provided.

A G R E E M E N T  :

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Extension of Lease. The term of the Lease with respect to the entire Premises, which is currently scheduled to expire on October 31, 2016, is hereby extended for a period of five (5) years (the “Revised Term”) commencing as of November 1, 2016 (the “Revised Commencement Date”) and continuing until and expiring on October 31, 2021 (the “Revised Expiration Date”), unless sooner terminated in accordance with the terms of the Lease, as hereby amended.

2.Base Rent; Base Rent Abatement.

2.1.Base Rent. During the Revised Term, the Base Rent payable by Tenant for the entire Premises (i.e., the Suite 210 Premises and Suite 600 Premises) shall be as set forth in the following schedule (subject to abatement as provided in Section 2.2 below):

Period of Revised Term	Annual Base Rent	Monthly Installments of Base Rent
11/1/16 - 10/31/17	$367,959.72	$30,663.31
11/1/17 - 10/31/18	$378,998.52	$31,583.21
11/1/18 - 10/31/19	$390,368.52	$32,530.71
11/1/19 - 10/31/20	$402,079.56	$33,506.63
11/1/20 - 10/31/21	$414,141.84	$34,511.82

Each monthly installment of Base Rent shall be due and payable, in advance, on or before the first day of each calendar month during the Revised Term.

2.2.Abatement of Base Rent. Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as hereby amended, Landlord hereby agrees to abate Tenant’s obligation to pay the monthly installments of Base Rent otherwise payable by Tenant for the entire Premises (for a total abatement of $122,653.24) during the first four (4) months of the Revised Term (i.e., November 1, 2016 through February 28, 2017) (collectively, the “Abatement Period”) . During the Abatement Period, Tenant shall remain responsible for the payment of all of its other monetary obligations under the Lease, as hereby amended. In the event of a default by Tenant under the terms of the Lease, as hereby amended, that results in the early termination of the Lease, as hereby amended, pursuant to the provisions of Article 15 of the Original Lease, then as a part of the recovery set forth in Article 15 of the Original Lease, Landlord shall be entitled to recover the full amount of the Base Rent abated pursuant to the foregoing provisions of this Section 2.2.

3.Base Year. From and after the Revised Commencement Date, for purposes of determining increases in Operating Expenses and Property Taxes payable by Tenant under the Lease, as hereby amended, with respect to the entire Premises, the Base Year (originally set forth in Section 4.01(A) of the Original Lease, last amended by Section 4 of the First Amendment) shall be revised to be the calendar year 2016.

4.Condition of Premises. Tenant is in possession of the entire Premises and shall continue its occupancy of same in its current “AS-IS” condition as of the Effective Date and the Revised Commencement Date, without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements to any portion of the Premises.

5.Extension Option.

5.1.Extension Option. Landlord hereby grants Tenant one (1) option (the “Extension Option”) to extend the Revised Term for a period of five (5) years (the “Option

Term”).  Notwithstanding the foregoing, at Landlord’s option, in addition to any other remedies available to Landlord under the Lease, as amended hereby, at law and/or in equity, the Extension Option shall not be deemed properly exercised if as of the date of delivery of the Exercise Notice (as defined below) by Tenant, Tenant is in default under the Lease, as amended hereby, beyond any applicable notice and cure periods. Upon the proper exercise of the Extension Option, the Revised Term shall be extended for the Option Term. The Extension Option is personal to the original Tenant executing this Second Amendment (the “Original Tenant”) and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of Tenant’s interest in the Lease, as amended hereby) if the Original Tenant occupies the entire Premises as of the date of Tenant’s delivery of the Exercise Notice.

5.2.Option Rent. The Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Fair Market Rental Rate for the entire Premises. As used herein, the “Fair Market Rental Rate” shall mean the annual base rent at which non-equity renewal tenants, as of the commencement of the Option Term, will be leasing non-sublease, unencumbered renewal space comparable in size, location and quality to the entire Premises for a comparable term as the Option Term, which comparable space is located in the Building and in other comparable first-class office buildings in Van Nuys and Sherman Oaks, California (the “Comparable Buildings”), taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the entire Premises as of the commencement of the Option Term with consideration to the fact that the improvements existing in the Premises are specifically suitable to Tenant).

5.3.Exercise of Option. The Extension Option shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Exercise Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Revised Term stating that Tenant is exercising the Extension Option (with the Option Rent to be determined as provided herein below); and (ii) Landlord, after receipt of Tenant’s Exercise Notice, shall deliver written notice (the “Option Rent Notice”) to Tenant not less than eight (8) months prior to the expiration of the Revised Term setting forth the Option Rent. Within fifteen (15) days after receipt of the Option Rent Notice, Tenant shall notify Landlord in writing whether Tenant accepts or disagrees with the Fair Market Rental Rate set forth in the Option Rent Notice (if Tenant fails to deliver such written notice, Tenant shall be deemed to have accepted the Fair Market Rental Rate set forth in the Option Rent Notice). Should Tenant accept (or be deemed to have accepted) the Fair Market Rental Rate set forth in the Option Rent Notice, the Option Rent for the Option Term shall be as set forth in the Option Rent Notice and the following provisions of Section 5.4 below shall not apply. Should Tenant properly and timely disagree with the Fair Market Rental Rate set forth in the Option Rent Notice, such Fair Market Rental Rate shall be determined pursuant to Section 5.4 below. Tenant’s failure to deliver the Exercise Notice on or before the delivery date therefor specified hereinabove, shall be deemed to constitute Tenant’s waiver of the Extension Option.

5.4.Determination of Option Rent. If Tenant timely objects to the Fair Market Rental Rate for the Option Term submitted by Landlord in the Option Rent Notice therefor, Landlord and Tenant shall thereafter attempt in good faith to agree upon such Fair Market Rental Rate for the Option Term, using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such Fair Market Rental Rate for the Option Term within fifteen (15) days following Tenant’s objection thereto (the “Outside Agreement Date”), then each party shall submit to the other party a separate written determination of the Fair Market Rental Rate for the Option Term within ten (10) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with the provisions of Sections 5.4 (a) through (g) below. The failure of Tenant or Landlord to submit a written determination of the Fair Market Rental Rate for the Option Term within such ten (10) business day period shall conclusively be deemed to be such party’s approval of the Fair Market Rental Rate for the Option Term submitted within such ten (10) business day period by the other party.

(a)         Landlord and Tenant shall each appoint one (1) “appraiser” who shall by profession be a real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing of the Building and the Comparable Buildings. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Option Term is the closer to the actual Fair Market Rental Rate for the Option Term as determined by the appraisers, taking into account the requirements with respect thereto set forth in Section 5.2 above. Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b)         The two (2) appraisers so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed appraiser, agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)         The three (3) appraisers shall, within thirty (30) days of the appointment of the third appraiser, reach a decision as to which of Landlord’s or Tenant’s submitted Fair Market Rental Rate for the Option Term is closer to the actual Fair Market Rental Rate for the Option Term and shall select such closer determination as the Fair Market Rental Rate for the Option Term and notify Landlord and Tenant thereof.

(d)         The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant.

(e)         If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 5.4(a) above, the appraiser appointed by one of them shall reach the decision described in Section 5.4(c) above, notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant.

(f)         If the two (2) appraisers fail to agree upon and appoint a third appraiser, a third appraiser shall be appointed by the Superior Court in and for Los Angeles County.

(g)         Each party shall pay the fees and expenses of the appraiser appointed by or on behalf of it, and each shall pay one-half of the fees and expenses of the third appraiser, if any.

6.Right of First Offer. During the period (the “First Offer Period”) from and after the Revised Commencement Date until the last day of the month which is twenty-four (24) months after the Revised Commencement Date (subject, however, to the limitations set forth below in this Section 6), Tenant shall have a one-time right of first offer to lease approximately 4,455 rentable square feet of space, commonly known as Suite 650, located on the sixth (6th) floor of the Building, as depicted on Exhibit A-1 attached hereto (the “First Offer Space”), when the First Offer Space becomes Available for Lease (as defined and provided hereinbelow) as determined by Landlord. For purposes hereof, the First Offer Space shall become “Available for Lease” when (i) Landlord is willing to give to, or accept from, any third party (excluding existing tenants of the First Offer Space, holders of Superior Rights [as hereinafter defined], affiliates of any such existing tenants of the First Offer Space, or affiliates of holders of such Superior Rights), a bona fide proposal to lease all or any portion of the First Offer Space, and (ii) any lease pertaining to the First Offer Space as of the Revised Commencement Date has expired or otherwise terminated (the “Initial Third Party Lease”)  (for purposes of clarification, Landlord shall have the right, without offering the First Offer Space to Tenant pursuant to the provisions of this Section 6, to renew or extend the Initial Third Party Lease, whether or not such renewal or extension is pursuant to an express written provision in such Initial Third Party Lease, and regardless of whether such renewal or extension is consummated pursuant to a lease amendment or a new lease). Notwithstanding anything in this Section 6 to the contrary, Tenant’s right of first offer set forth herein shall he subject and subordinate to all rights of expansion, renewal, extension, first refusal, first offer or similar rights for all or any portion of the First Offer Space granted to any tenants of the Building pursuant to leases which have been executed as of the Revised Commencement Date and any Initial Third Party Lease (collectively, the “Superior Rights”).

6.1.Terms of Lease of First Offer Space. Landlord shall give Tenant written notice (the “First Offer Notice”) that the First Offer Space is Available for Lease by Tenant as provided above (as such availability is determined by Landlord) pursuant to the terms of Tenant’s right of first offer, as set forth in this Section 6, provided that no holder of Superior Rights desires to lease all or any portion of such First Offer Space. Any such Landlord’s First Offer Notice delivered by Landlord in accordance with the provisions of Section 6 above shall identify and describe the First Offer Space and set forth the material, economic terms upon which Landlord would lease the First Offer Space to a third party pursuant to such bona fide proposal described in Section 6(i) above (collectively, the “Economic Terms”), which Economic Terms shall include, without limitation: (i) the anticipated commencement date for the First Offer Space; (ii) the tenant improvements and/or tenant improvement allowance to be provided by Landlord, if any, for the First Offer Space, and a schedule of construction of such tenant improvements for the First Offer Space, if any (and/or whether the First Offer Space will be delivered “AS IS”); (iii) the Base Rent payable for the First Offer Space; and (iv) the term of the lease for the First Offer Space, which shall in all events be coterminous with the Revised Term notwithstanding the lease term intended to be offered by Landlord to such third party; provided, however, if the lease term for such third party lease proposal is different than such coterminous term, then the Economic Terms as provided to Tenant in Landlord’s First Offer Notice shall be adjusted and pro-rated by Landlord as reasonably appropriate taking into account such coterminous term. In addition, Landlord’s First Offer Notice shall also include an option (the “Suite 210 Termination Option”) for Tenant to elect to terminate the Lease (as amended hereby) with respect to the Suite 210 Premises only, which Suite 210 Termination Option may be exercised by Tenant in Tenant’s Election Notice (as defined below) only if Tenant elects to lease the entire First Offer Space pursuant to Section 6.2(i) below, whereby the Lease shall terminate with respect to the Suite 210 Premises, only, effective as of day immediately prior to the commencement of the term of the lease for the First Offer Space (the “Suite 210 Surrender Date”).

6.2.Procedure for Acceptance. On or before the date which is five (5) business days after Tenant’s receipt of the Landlord’s First Offer Notice (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall have the one-time right to elect either to: (i) lease the entire First Offer Space identified in the First Offer Notice upon the Economic Terms set forth in the First Offer Notice and the same non-Economic Terms as set forth in the Lease, as hereby amended; or (ii) not lease the First Offer Space identified in the First Offer Notice. Further, in the event that Tenant elects clause (i) above, Tenant’s Election Notice shall also provide whether or not Tenant elects to exercise the Suite 210 Termination Option. If Tenant does not deliver Tenant’s Election Notice electing one of the options set forth in clauses (i) or (ii) hereinabove by the Election Date, then Tenant shall be deemed to have elected not to lease the First Offer Space or to exercise the Suite 210 Termination Option. If Tenant elects or is deemed to have elected not to lease the First Offer Space, then Tenant’s right of first offer set forth in this Section 14 shall terminate and Landlord shall thereafter have the right to lease all or any portion of the First Offer Space to anyone to whom Landlord desires on any terms Landlord desires. Furthermore, the Suite 210 Termination Option shall be void, and the Lease, as hereby amended, shall continue in full force and effect with respect to the entire Premises. If Tenant timely delivers Tenant’s Election Notice to Landlord on or before the Election Date in accordance with clause (i) hereinabove, then Tenant shall lease the First Offer Space upon the Economic Terms contained therein and the non-Economic Terms set forth in the Lease, as hereby amended. In addition, if Tenant timely delivers Tenant’s Election Notice to Landlord on or before the Election Date in accordance with clause (i) hereinabove, and Tenant shall have properly exercised the Suite 210 Termination Option in Tenant’s Election Notice, then the Lease, as hereby amended, shall terminate with respect to the Suite 210 Premises only, as of the Suite 210 Surrender Date, whereby Tenant shall vacate and deliver exclusive possession of the Suite 210 Premises to Landlord on or prior to the Suite 210 Surrender Date in accordance with the applicable provisions of the Lease. Notwithstanding the foregoing provisions of this Section 6 to the contrary, at Landlord’s option and in addition to any and all remedies available to Landlord, the Suite 210 Termination Option shall not be deemed to be properly exercised if as of the date Tenant delivers to Landlord Tenant’s Election Notice exercising the Suite 210 Termination Option, Tenant is in default under the Lease, as amended hereby, beyond all applicable notice and cure periods. Notwithstanding anything in this Section 6 to the contrary, Tenant must elect to exercise its right of first offer herein with respect to the entire First Offer Space identified in Landlord’s First Offer Notice and may not elect to lease only a portion thereof.

6.3.Amendment to Lease. If Tenant leases the First Offer Space pursuant to this Section 6 (and, if applicable, Tenant elects to terminate the Lease with respect to the Suite

210 Premises), Landlord and Tenant shall promptly execute an amendment to the Lease (as hereby amended) covering the First Offer Space and the Economic Terms and non-Economic Terms thereof, and the termination of the Lease, as hereby amended, with respect to the Suite 210 Premises, if applicable.

6.4.Default; Personal. Notwithstanding anything in this Section 6 above to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under the Lease, as hereby amended, at law or in equity, the right of first offer hereinabove granted to Tenant with respect to the First Offer Space shall not be deemed to be properly exercised if, as of the date Tenant delivers Tenant’s Election Notice to Landlord for the First Offer Space, Tenant has previously been in default under the Lease (as hereby amended) beyond the expiration of all applicable notice and cure periods. In addition, Tenant’s right of first offer to lease the First Offer Space is personal to the Original Tenant, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the Original Tenant, and shall only be available to and exercisable by the Original Tenant, when the Original Tenant is in actual and physical possession of the entire Premises then leased by Tenant under the Lease, as hereby amended.

7.Miscellaneous Modifications. Effective from and after the Effective Date:

7.1.The last sentence of Section 1.16 of the Original Lease is hereby deleted in its entirety.

7.2.Sections 1.18, 1.20 and 1.21 of the Original Lease shall be deleted in their entirety and of no further force or effect.

7.3.The first sentence of the last paragraph of Section 4.01(B) of the Original Lease shall be deleted in its entirety.

~~7.4.The phrase "and indemnify Tenant against liabilities and damages attributable to asbestos" in Section 6.03(H) of the Original Lease shall be deleted in its entirety.~~

~~7.5.The following shall be added immediately following the end of Section 12.02 of the Original Lease: “Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure”.~~

~~7.6.The following shall be added to the end of Section 10.01(B) of the Original Lease: ", but in no event shall Landlord be liable for lost profits, loss of business or other consequential damages."~~

7.7.The instances of the phrase "One Million Dollars ($1,000,000)" in Section 10.03(A) of the Original Lease shall each be substituted and replaced with the phrase "Three Million Dollars ($3,000,000)".

7.8.The following shall be added immediately following the end of Section 12.02 of the Original Lease: "Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.".

8.Landlord’s Addresses. Landlord’s addresses for notices and payment of rent are hereby revised to be:

Landlord’s Addresses for Notices:

c/o Kennedy-Wilson Properties, Ltd.

5990 N. Sepulveda Blvd., Suite 260

Van Nuys, CA 91411

Attn: Properly Manager

with a copy to:

c/o Kennedy-Wilson Properties, Ltd.

151 S. El Camino Drive

Beverly Hills, California 90212

Attn: Asset Manager and KW TRICENTER, LLC

with an additional copy to:

c/o Kennedy-Wilson Properties, Ltd.

151 S. El Camino Drive

Beverly Hills, California 90212

Attn: Kent Mouton, General Counsel

Landlord’s Address for Payment of Rent:

c/o Kennedy-Wilson Properties, Ltd.

5990 N. Sepulveda Blvd., Suite 260

Van Nuys, CA 91411

Attn: Property Manager

9.California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises has not undergone inspection by a Certified Access Specialist (CASp).

10.Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, other than Colliers International, representing Landlord (the “Broker”), and that it knows of no real estate broker or agent (other than the Broker) who is entitled to a commission in connection with this Second Amendment. Landlord shall pay the brokerage commissions owing to the Broker in connection with this Second Amendment pursuant to the terms of a separate written agreement between Landlord and the Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any breach of the foregoing representation and warranty by the indemnifying party in connection with this Second Amendment.

11.No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

12.Counterparts. This Second Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	KW TRICENTER, LLC,
a Delaware limited liability company

	By:	/s/ Nicholas V. Colonna
		Name:	Nicholas V. Colonna
		Its:	Authorized Signatory

“TENANT”	CHEROKEE, INC.,
a Delaware corporation

	By:	/s/ Howard Siegel
		Name:	Howard Siegel
		Its:	President & COA

	By:	/s/ Jason Boling

Name:	Jason Boling
Its:	CFO

EXHIBIT A

FIRST OFFER SPACE

EXHIBIT A